REGISTRATION NO. 333-74073
                                                FILED PURSUANT TO RULE 424(B)(3)

PROSPECTUS
                              769,584 COMMON SHARES
                    THE FIRST AMERICAN FINANCIAL CORPORATION




Offer by the Selling Shareholders.

o We have prepared this prospectus so that the shareholders listed on the table on page 4 may sell their shares.

Share Price

o The sale price of the shares offered with this prospectus may be determined in any of the following ways.

     o   By negotiation.

     o   By a formula.

     o By the market price of the shares at the time of sale.

An Investment in Our Company Entails Risk

o Before making an investment in our shares, you should consider carefully the "Risk Factors" set forth beginning on page 1.

Our Business

o We provide real estate-related financial and informational services to real property buyers and mortgage lenders.

Listing

o The shares offered by this prospectus will be listed for trading on the New York Stock Exchange.

o    The trading symbol for our shares on the New York Stock Exchange is "FAF."

o On March 15 , 1999, the closing price of our shares on the New York Stock Exchange was $24.3125.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 16, 1999.

(inside cover page)
                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at any of its public reference rooms in the following locations.

            450 Fifth Street, N.W.
            Washington, D.C. 20549

            Seven World Trade Center
            13th Floor, Suite 1300
            New York, New York 10048

            Citicorp Center
            500 West Madison Street
            14th Floor, Suite 1400
            Chicago, Illinois 60661

     You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company, including information concerning its financial performance.

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     o Our Current Reports on Form 8-K dated January 23, 1998, January 27, 1998, March 18, 1998, March 31, 1998, April 7, 1998, June 26, 1998,
          October 22, 1998 and February 10, 1999.

     o The description of our common shares, $1.00 par value, contained in our Registration Statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act.

     o The description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with our common shares, contained in our Registration Statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

     o Any additional documents that we file with the SEC between the date of this prospectus and the earlier of the following dates.

          o The date on which all of the shares offered by this prospectus are resold by the persons or entities who or which acquire them from us.

          o The date that is one year after the last date on which shares offered by this prospectus are issued by us.

     This prospectus is part of a registration statement on Form S-3 which we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our shares. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

     You may obtain a copy of these filings at no cost by writing to us at The First American Financial Corporation, 114 East Fifth Street, Santa Ana, California 92701-4642, Attention: Mark R Arnesen, or by telephoning us at (714) 558-3211.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before investing in our company.

Revenues may decline during periods when the demand for our products decreases

     Our revenues decrease as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations.

     o    When mortgage rates are high.

     o    When the mortgage fund supply is limited.

     o    When the United States economy is weak.

     We believe that this trend will recur.

Earnings may be reduced if acquisition projections are inaccurate

     Our earnings have improved since 1991 in large part because of our acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than our title insurance businesses. The success or failure of each of these acquisitions has depended in large measure upon the accuracy of our projections. Our projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

Business interruption, shutdown and liability because of Year 2000 problems

     The following situations could occur as a result of the Year 2000 problem.

     o Our information suppliers may be unable to provide us accurate data in a timely manner.

     o We may be unable to process information in an accurate and timely manner.

     o Our customers may be unable to receive and use our products and services.

     Each of these situations could result in the interruption or shutdown of one or more of our businesses. Additionally, a disruption of telecommunications and utilities as a result of the Year 2000 problem would most likely result in the interruption or shutdown of one or more of our businesses. A business interruption and/or shutdown, if prolonged, would most likely result in financial loss, potential regulatory action, harm to our reputation and potential legal liability.

     To the extent we package or use erroneous information resulting from the Year 2000 problem in our products and services, we may incur liability to others. The degree of liability will depend in large measure upon the harm caused and the particular product or service involved. For example, an error in monitoring tax payments for a property under a tax service contract could result in the imposition of a tax lien. That could lead to a foreclosure proceeding against the property, which in turn could result in harm to the property owner and mortgage lender. By way of contrast, in our credit reporting business, we act as a consumer reporting agency when we use data provided by credit bureaus. As such, under the Fair Credit Reporting Act, we have no liability for inaccuracies in information contained in credit reports so long as we use reasonable procedures to assure the accuracy of such information.

Changes in government regulation could prohibit or limit our operations

     Our title insurance, home warranty, thrift, trust and investment businesses are regulated by various governmental agencies. Many of our other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict our existing or future operations. Such restrictions may adversely affect our financial performance.

                               RECENT DEVELOPMENTS

     Effective January 1, 1999, we implemented a change to our revenue recognition accounting policy for tax service contracts. The new accounting policy was adopted prospectively and applies to all new loans serviced beginning January 1, 1999. Prior to January 1, 1999, we recognized revenues from tax service contracts over the estimated duration of the contracts as the related servicing costs were estimated to occur. The majority of the servicing costs, approximately 70%, are incurred in the year the contract is executed, with the remaining 30% incurred over the remaining service life of the contract. The new policy provides for a more ratable recognition of revenues, reducing the amount recognized at the inception of the contract and recognizing it over the expected service period. The amortization rates applied to recognize the revenues assume a 10-year contract life and are adjusted to reflect prepayments. The resulting rates by year (starting with year one) are 32%, 24%, 14%, 9%, 7%, 5%, 4%, 2%, 2% and 1%. We periodically review our tax service contract portfolio to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments; accordingly, we may adjust the rates to reflect current trends. We estimate that adoption of this new policy will result in a decrease in diluted earnings per share for 1999 of $0.25 to $0.35. This estimate is heavily dependent on the volume of tax service contracts entered into in 1999. Assuming the new accounting policy had been consistently applied in prior years, we would have reported diluted earnings per share of $1.12, $0.42, $0.17, $0.90 and $1.02 for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. Actual reported earnings per share for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, were $1.26, $0.37, $0.16,
$1.00 and $1.16.

                        SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus, any applicable supplement to this prospectus and the documents incorporated by reference into this prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. The following or similar words are intended to identify forward-looking statements in our documents.

     o    "anticipate"

     o    "believe"

     o    "estimate"

     o    "expect"

     o    "objective"

     o    "projection"

     o    "forecast"

     o    "goal"

     Forward-looking statements are based on our management's expectations regarding our future economic performance and take into account only the information currently available. These statements are not statements of historical fact. Various factors could cause our actual results, performance or financial condition to differ materially from the expectations expressed or implied in any forward-looking statements. Some of these factors are listed below.

     o General volatility of the capital markets and the market price of our shares.

     o Changes in the real estate market, interest rates or the general economy.

     o Our ability to identify and complete acquisitions and successfully integrate businesses we acquire.

     o    Our ability to employ and retain qualified employees.

     o Our ability, and the ability of our significant vendors, suppliers and customers, to achieve Year 2000 compliance.

     o Changes in government regulations that are applicable to our regulated businesses.

     o    Changes in the demand for our products.

     o    Degree and nature of our competition.

     o    An increase in our expenses.

     o    An increase in the loss ratio of our title insurance business.

     o    Consolidation among our customers.

     We qualify all forward-looking statements contained in our documents by these cautionary factors.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus; all proceeds from the sale of the shares will be for the account of the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus, the following information.

     o The name of each holder of shares that may be sold pursuant to this prospectus.

     o The number of our common shares that each selling shareholder owns as of such date.

     o The number of our common shares owned by each selling shareholder that may be offered for sale from time to time pursuant to this prospectus.

     o The number of our common shares to be held by each selling shareholder assuming the sale of all the shares offered hereby.

     o By footnote, any position or office held or material relationship with The First American Financial Corporation or any of its affiliates within the past three years, other than that of being a shareholder.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

           [The rest of this page has been intentionally left blank.]

--------------------------------------------------------------------------------------------------------------------
                                                                       Number of Shares
                                                                         to be Offered    Shares Owned of Record
                                              Shares Owned of Record    for the Selling   After Completion of the
                                               Prior to the Offering     Shareholder's           Offering
       Name of Selling Shareholder<F1>           Number          %        Account          Number           %
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
  The Ohio State Bar Foundation                    0             0         700,000             0              0
--------------------------------------------------------------------------------------------------------------------
   Gary L. Bates                                  4,000          <1           605             4,000          <1
--------------------------------------------------------------------------------------------------------------------
   Allicia Beach                                    0             0           293               0             0
--------------------------------------------------------------------------------------------------------------------
   Laura Beach                                      0             0           293               0             0
--------------------------------------------------------------------------------------------------------------------
   Ray M. Beach, Richard M. Beach and               0             0         18,307              0             0
   Susan Beach
--------------------------------------------------------------------------------------------------------------------
   Ray M. Beach, Trustee                            0             0          3,026              0             0
   Beach Family Trust
--------------------------------------------------------------------------------------------------------------------
   Richard M. Beach and Susan J. Beach              0             0           907               0             0
--------------------------------------------------------------------------------------------------------------------
   Ryan Beach                                       0             0           290               0             0
--------------------------------------------------------------------------------------------------------------------
   Ronald Douglas Bogner and Martha                 0             0           151               0             0
   Janeane Bogner
--------------------------------------------------------------------------------------------------------------------
   Ginger Bowes                                     0             0          3,026              0             0
--------------------------------------------------------------------------------------------------------------------
   Jennie B. Brown                                  0             0           302               0             0
--------------------------------------------------------------------------------------------------------------------
   John C. Brumett and Florence I.                  0             0           756               0             0
   Brumett
--------------------------------------------------------------------------------------------------------------------
   Carolyn F. Cleland                               0             0          3,026              0             0
--------------------------------------------------------------------------------------------------------------------
   Jack L. Cox and Raynette Cox                     0             0           266               0             0
--------------------------------------------------------------------------------------------------------------------
   Janet A. Ford and Donald P. Ford<F2>           4,400          <1           151             4,400          <1
--------------------------------------------------------------------------------------------------------------------
   G&O Mortgage Co.                                 0             0          4,539              0             0
--------------------------------------------------------------------------------------------------------------------
   Herbert H. Giese and Lois L. Giese               0             0          3,026              0             0
--------------------------------------------------------------------------------------------------------------------
   Cheryel Jacomella                                0             0          1,513              0             0
--------------------------------------------------------------------------------------------------------------------
   Frederick R. Jensen, Sr. And Louise              0             0          3,026              0             0
   C. Jensen
--------------------------------------------------------------------------------------------------------------------
   Michael G. Kostanecki and Joanna E.            7,429          <1           302             7,429          <1
   Kostanecki<F3>
--------------------------------------------------------------------------------------------------------------------
   Albert J. Lagomarsino and Helen M.            108,747         <1           605            108,747         <1
   Lagomarsino<F4>
--------------------------------------------------------------------------------------------------------------------
   Robert D. Levy                                   0             0          7,943              0             0
--------------------------------------------------------------------------------------------------------------------
   Josephine Lippert                               441           <1           302              441           <1
--------------------------------------------------------------------------------------------------------------------
   Ronald Luzzi and Cindy Luzzi                     0             0           30                0             0
--------------------------------------------------------------------------------------------------------------------
   Dorothy Lynch<F5>                             11,345         <1           151             11,345         <1
--------------------------------------------------------------------------------------------------------------------
   Sulo Matalamaki and Ila M.                       0             0          3,026              0             0
   Matalamaki
--------------------------------------------------------------------------------------------------------------------
   Wayne Miller and Donna Miller                    0             0           302               0             0
--------------------------------------------------------------------------------------------------------------------
   James C. Monroe                                  0             0           605               0             0
--------------------------------------------------------------------------------------------------------------------
   Robert D. Musante<F6>                          50,000         <1           605             50,000         <1
--------------------------------------------------------------------------------------------------------------------
   Debra Niesen and Fred Niesen<F7>                 0             0           302               0             0
--------------------------------------------------------------------------------------------------------------------
   Gary L. Nix and John A. Bogner                   0             0           151               0             0
--------------------------------------------------------------------------------------------------------------------
   Lee F. Persico and Evelyn D. Persico             0             0           378               0             0
--------------------------------------------------------------------------------------------------------------------
   Sandra Phillips, Trustee                         0             0           263               0             0
   Sandra Phillips 1998 Revocable Trust
   dated July 31, 1998
--------------------------------------------------------------------------------------------------------------------
   Mary A. Ralphs                                   0             0           605               0             0
--------------------------------------------------------------------------------------------------------------------
   Leslie E. Ryan and Pricilla Ryan                 0             0          1,513              0             0
--------------------------------------------------------------------------------------------------------------------
   Edith M. Saxon, Trustee                          0             0          1,210              0             0
   The Herbert E. Saxon and Edith Saxon
   Family Trust
--------------------------------------------------------------------------------------------------------------------
   James L. Silver and Alfreida M.                  0             0           302               0             0
   Silver
--------------------------------------------------------------------------------------------------------------------
   Arnold B. Slotte and Judith Slotte<F8>         1,000          <1           302             1,000          <1
 --------------------------------------------------------------------------------------------------------------------
   Terry D. Strickland and Bernice C.             7,287          <1          4,765            7,287          <1
   Strickland, Trustees
   The Strickland Family 1997 Trust<F9>
--------------------------------------------------------------------------------------------------------------------
   Lloyd J. Venturi                                 0             0           302               0             0
--------------------------------------------------------------------------------------------------------------------
   Don R. Wangberg and Bonnie Wangberg<F10>      109,608         <1           302            109,308         <1
--------------------------------------------------------------------------------------------------------------------
   Anna S. Wong                                     0             0          1,815              0             0
--------------------------------------------------------------------------------------------------------------------

---------------------
<F1>   This prospectus may also be used by the donees and pledgees of each named selling shareholder for selling shares received from the named selling shareholder after the date of this prospectus.

<F2>   Ms.  Ford is an  Assistant  Vice  President  of our company or one of its subsidiaries.
<F3>   Ms. Kostanecki is an employee of our company or one of its subsidiaries.
<F4>   Mr.  Lagomarsino is a Regulatory  Vice President of our company or one of its subsidiaries.
<F5>   Ms.  Lynch is an  Assistant  Vice  President of our company or one of its subsidiaries.
<F6>   Mr.   Musante  is  a  Vice  President  of  our  company  or  one  of  its subsidiaries.
<F7>   Ms. Niesen is an employee of our company or one of its subsidiaries.
<F8>   Mr. Slotte is a Vice President of our company or one of its subsidiaries.
<F9>   Mr.  Stickland  is a  Vice  President  of  our  company  or  one  of  its subsidiaries.
<F10>  Mr.  Wangberg is a Regulatory Vice President of our company or one of its subsidiaries.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and price of each sale. The selling shareholders may sell the shares being offered hereby on the New York Stock Exchange, or otherwise. The sale price may be the then prevailing market price or a price related thereto, a price set by formula, which may be subject to change or a negotiated price. The shares may be sold, without limitation, by one or more of the following means of distribution.

     o A block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     o    Purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to this prospectus.

     o    A  distribution  in  accordance  with the rules of the New York  Stock
          Exchange.

     o Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     o    In privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with a hedging transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the shares short and deliver the shares offered hereby to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders and/or purchasers of the shares offered hereby. Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to, or receive from, the purchasers of such shares, commissions computed as described above.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only though registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities resulting therefrom. Among these liabilities for which indemnification may be provided are those arising under the Securities Act of 1933.

     At the time a particular offer of shares offered pursuant to this prospectus is made, if required, a supplement to this prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to keep the registration statement of which this prospectus constitutes a part effective in respect of shares issued pursuant thereto until the first to occur of the following dates.

     o    The date one year from the date of issuance of such shares.

     o Such date as all of the shares offered by the selling shareholders listed above have been sold.

     We intend to de-register any of the shares not sold by the selling shareholders after such time.

                                  LEGAL MATTERS

     The validity of our common shares offered hereby will be passed upon for us by White & Case LLP, Los Angeles, California.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                       ***

(outside back cover page)

o    We have not authorized anyone to give you any information that differs from
     the  information  in  this   prospectus.   If  you  receive  any  different
     information, you should not rely on it.

o The delivery of this prospectus shall not, under any circumstances, create an implication that The First American Financial Corporation is operating under the same conditions that it was operating under when this prospectus was written. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

o This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

o This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.



                           --------------------------
Table of Contents

Where You Can Find More Information; Incorporation by Reference..............(i)
Risk Factors...................................................................1
Recent Developments............................................................2
Special Note of Caution Regarding Forward-Looking Statements...................2
Use of Proceeds................................................................3
Selling Shareholders...........................................................3
Plan of Distribution...........................................................7
Legal Matters..................................................................9
Experts........................................................................9



                                   Prospectus




                              769,584 Common Shares








                               THE FIRST AMERICAN
                              FINANCIAL CORPORATION






                              Dated March 16, 1999